Exhibit 99.1

Trilogy Metals Reports Second Quarter Fiscal 2024 Financial Results and Provides Updated Cash Position

VANCOUVER, BC, July 10, 2024 /CNW/ - Trilogy Metals Inc. (TSX: TMQ) (NYSE American: TMQ) ("Trilogy", "Trilogy Metals" or "the Company") announces its financial results for the second quarter ended May 31, 2024. Details of the Company's financial results are contained in the interim unaudited consolidated financial statements and Management's Discussion and Analysis which will be available on the Company's website at www.trilogymetals.com, on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov. All amounts are in United States dollars unless otherwise stated.

Highlights

  Expenditures tracking on or below budget for the first half of the fiscal year.
  Cash on hand of $14.0 million as at May 31, 2024 and $26.5 million as at July 10, 2024.
  Our 50/50 joint venture with South32 Limited ("South32"), Ambler Metals LLC ("Ambler Metals") returns excess cash to owners for ease of cash management.
  Final Supplemental Environmental Impact Statement for the Ambler Access Project ("AAP") identifies "No Action" as preferred alternative.

Corporate Activities

The Company has a 2024 fiscal year cash budget totaling $2.8 million. For the six-month period ended May 31, 2024, we used $1.1 million in operating activities mainly for personnel costs, professional fees, regulatory and office expenses compared with budgeted cash expenditures totaling $1.5 million. The difference is due to the timing of paying our annual insurance premiums which occurred in June 2024.

The Annual General Meeting of Shareholders was held on May 22, 2024. All directors nominated by the Company were elected by shareholders of the Company, with each director receiving greater than 98% of the votes cast. The shareholders of the Company also approved the adoption of a new Fixed Deferred Share Unit Plan (the "Fixed DSU Plan") for non-employee directors to receive up to 1,200,000 common shares of the Company in lieu of cash compensation. Upon the approval of the Fixed DSU Plan by shareholders, the Company terminated the Ambler Metals Equity Plan which had 1,181,519 common shares available for future grants. The adoption of the Fixed DSU Plan, along with the termination of the Ambler Metals Equity Plan, allows the Company to continue its cash preservation activities without significantly impacting potential dilution.

Ambler Metals Joint Venture

The Board of Ambler Metals approved a 2024 fiscal year budget totaling $5.5 million to support external and community affairs, to maintain the State of Alaska mineral claims in good standing and for the maintenance of physical assets. During the six-month period ended May 31, 2024, Ambler Metals expended $2.4 million on salaries and wages, professional fees, engineering, project support costs and mineral property expenses, excluding AAP costs, compared with the budget of $2.6 million.

The Board of Ambler Metals also approved a 2024 fiscal year budget totaling $2.5 million to support the AAP. During the six-month period ended May 31, 2024, Ambler Metals funded $1.1 million to the Alaska Industrial Development and Export Authority ("AIDEA") in support of the AAP compared with the budget of $1.3 million.

Since the beginning of the year, the Board of Ambler Metals, through a Finance Committee, has been actively investing excess cash in low-risk, short-term deposits earning substantial interest income for the joint venture. During the second quarter of 2024, Trilogy and South32 agreed to return excess cash held by Ambler Metals to the owners for ease of cash management. The owners also agreed to maintain a minimum cash balance at Ambler Metals of $10 million which will be reviewed on a regular basis and during the budget cycle. Ambler Metals returned $25 million to Trilogy and South32 prior to the end of May 2024 and another $25 million during the first half of June 2024. Trilogy and South32 continue to each hold a 50% interest in Ambler Metals.

Ambler Access Project

On April 22, 2024, the Company announced that the United States Bureau of Land Management ("BLM") had filed the final Supplemental Environmental Impact Statement ("Final SEIS") for the AAP on its website. The Final SEIS identified "No Action" as the BLM's preferred alternative. The proponent for the AAP is AIDEA which is a public corporation of the State of Alaska. AIDEA's purpose is to promote, develop, and advance the general prosperity and economic welfare of the people of Alaska. AIDEA strongly objected to the process used by the BLM to reach a "No Action" decision as well as the effect of the decision which illegally blocks access to statehood lands, minerals, and federally patented mining claims. On May 8, 2024, NANA Regional Corporation, Inc. announced its withdrawal from further involvement with the AAP and stated its intentions to not renew the surface access permit with AIDEA upon its expiry this year.

On June 28, 2024, the BLM issued the Record of Decision confirming its selection of the No Action Alternative and thus denied AIDEA's application for a Right-Of-Way grant ("ROW Grant") across BLM-managed lands and terminates the BLM ROW Grant issued to AIDEA on January 5, 2021. Ambler Metals is working with AIDEA on next steps.

Selected Results

The following selected financial information is prepared in accordance with U.S. GAAP.

in thousands of dollars, except for per share amounts

Three months ended			Six months ended
Selected expenses	May 31, 2024 $	May 31, 2023 $	May 31, 2024 $	May 31, 2023 $
General and administrative	319	328	734	736
Investor relations	19	23	31	53
Professional fees	191	188	392	758
Salaries	178	193	369	430
Salaries and directors expense – stock- based compensation	509	491	2,508	2,853
Share of loss on equity investment	602	1,603	1,394	3,088
Comprehensive loss for the period	(1,759)	(2,803)	(5,360)	(7,875)
Basic and diluted loss per common share	(0.01)	(0.02)	(0.03)	(0.05)

For the three-month period ended May 31, 2024, we reported a net loss of $1.8 million compared to a net loss of $2.8 million for the three-month period ended May 31, 2023. The decrease in comprehensive loss in the second quarter of 2024 compared to the same quarter in 2023 is due to the decrease in general and administrative, professional fees, our share of loss of Ambler Metals, and stock-based compensation and salaries. The decrease of our share of losses of Ambler Metals is mainly due to the decrease in corporate wages and in mineral property expenses partially offset from the increase in professional fees. The primary drivers in the decrease in mineral property expenses over the comparative quarter in the prior year were from a reduction in activities both at the project level and at the AAP.

For the six-month period ended May 31, 2024, we reported a net loss of $5.4 million compared to a net loss of $7.9 million for the six-month period ended May 31, 2023. The decrease for the six-month period ended May 31, 2024 when compared to the same period in 2023, is primarily due to the decrease in our share of loss of Ambler Metals, professional fees and stock-based compensation and salaries. The decrease of our share of losses of Ambler Metals is mainly due to the decrease in corporate wages due to a reduction in staffing and a reduction in mineral property expenses due to a reduction in project activities which was partially offset by an increase in professional consulting fees related to government and external affairs.

Liquidity and Capital Resources

We expended $1.1 million on operating activities during the six-month period ending May 31, 2024 with the majority of cash spent on professional fees and American and Canadian securities commission fees related to our annual regulatory filings, annual fees paid to the Toronto Stock Exchange and the NYSE American Exchange, and corporate salaries.

As at May 31, 2024, we had cash and cash equivalents of $14.0 million and working capital of $13.6 million. Prior to the end of the fiscal quarter, Trilogy received $12.5 million from Ambler Metals as a return of excess cash to the joint venture owners. Although the Company has a strong cash position, Management continues with cash preservation strategies to reduce cash expenditures where feasible, including but not limited to reductions in marketing and investor conferences and office expenses. In addition, the Company's Board of Directors continues to take all of their fees in deferred share units in an effort to preserve cash. The Company's senior management team is also continuing to take a portion of their base salaries in shares of the Company to preserve cash.

All project-related costs are funded by Ambler Metals. Amber Metals had $35.1 million in cash and cash equivalents and $34.9 million in working capital as at May 31, 2024. During the first half of June 2024, Ambler Metals returned $25 million to the owners, resulting in a cash position of approximately $11 million which is sufficient for Ambler Metals to fund this fiscal year's budget for the Upper Kobuk Mineral Projects ("UKMP') and the AAP.

Qualified Persons

Richard Gosse, P.Geo., Vice President Exploration for Trilogy Metals, is a Qualified Person as defined under National Instrument 43-101 – Standard of Disclosure for Mineral Projects. Mr. Gosse has reviewed the technical information in this news release and approves the disclosure contained herein.

About Trilogy Metals

Trilogy Metals Inc. is a metal exploration and development company which holds a 50 percent interest in Ambler Metals LLC, which has a 100 percent interest in the Upper Kobuk Mineral Projects in northwestern Alaska. On December 19, 2019, South32, a globally diversified mining and metals company, exercised its option to form a 50/50 joint venture with Trilogy. The UKMP is located within the Ambler Mining District which is one of the richest and most-prospective known copper-dominant districts in the world. It hosts world-class polymetallic volcanogenic massive sulphide ("VMS") deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper and cobalt mineralization. Exploration efforts have been focused on two deposits in the Ambler Mining District – the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within a land package that spans approximately 190,929 hectares. Ambler Metals has an agreement with NANA Regional Corporation, Inc., an Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler Mining District in cooperation with local communities. Trilogy's vision is to develop the Ambler Mining District into a premier North American copper producer while protecting and respecting subsistence livelihoods.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including, without limitation, perceived merit of properties, the continued willingness of the Company's directors and executives to receive their compensation in equity, the Company's plans to look for opportunities to reduce its cash spend and the success of such cash reductions strategies, future plans regarding the AAP, the sufficiency of cash for the fiscal budget, and the Company's plans to provide further updates and the timing thereof are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations include the uncertainties involving our ability to conserve cash and to raise capital at terms favorable to the Company, or at all and other risks and uncertainties disclosed in the Company's Annual Report on Form 10-K for the year ended November 30, 2023 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other Company reports and documents filed with applicable securities regulatory authorities from time to time. The Company's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. The Company assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

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SOURCE Trilogy Metals Inc.

View original content: http://www.newswire.ca/en/releases/archive/July2024/10/c8413.html

%CIK: 0001543418

For further information: Company Contacts: Tony Giardini, President & Chief Executive Officer; Elaine Sanders, Vice President & Chief Financial Officer, 604-638-8088

CO: Trilogy Metals Inc.

CNW 06:30e 10-JUL-24